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                                                                    Exhibit 11.1


                                     ISOCOR
        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                                     Three months ended              Nine months ended
                                                 -------------------------       -------------------------
                                                 September       September       September       September
                                                 30, 1997        30, 1996        30, 1997        30, 1996
                                                 ---------       ---------       ---------       ---------

Computation of shares used in net income
 (loss) per share:
Weighted average common shares
 outstanding ................................      9,429           9,271           9,405           6,789
Common equivalent shares attributable to
 stock options (treasury stock method) ......                      1,181                           1,158
Common equivalent shares attributable to
 redeemable preferred stock..................
                                                   -----          ------           -----           -----
Shares used in per share calculation ........      9,429          10,452           9,405           7,947
                                                   =====          ======           =====           =====








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